EXHIBIT 21.1

SUBSIDIARIES OF TRITON INTERNATIONAL LIMITED AS OF DECEMBER 31, 2016

Name	Jurisdiction
Ocean Bermuda Sub Limited	Bermuda
Ocean Delaware Sub, Inc.	Delaware
TAL International Container Corporation	Delaware
Trans Ocean Ltd.	Delaware
Trans Ocean Container Corporation	Delaware
Spacewise Inc.	Delaware
TAL Advantage III LLC	Delaware
TAL Advantage V LLC	Delaware
TAL International Container Pty. Limited	Australia
TAL Sales & Marketing Planning (Shanghai) Co., Ltd.	China
TAL International Container (HK) Limited	Hong Kong
TAL International Container PTE Ltd.	Singapore
Intermodal Equipment Inc.	Delaware
TAL International Container NV	Belgium
TAL International Container SRL	Italy
Greybox Services I Ltd.	United Kingdom
ICS Terminals (UK) Limited	United Kingdom
TAL International Structured Inc.	Delaware
Triton Container International Limited	Bermuda
Triton Container International of North America	California
Trifico Incorporated	Delaware
Triton Container Capital Finance, LLC	Delaware
Triton Container International GmbH	Germany
Triton Container Sul Americana Transporte e Comercio Ltda.	Brazil
Tristar Container Services (Asia) Private Limited	India
Triton International Australia PTY Limited	Australia
Triton Container UK Limited	United Kingdom
Triton Limited (HK)	Hong Kong
Triton Container (Sing) Pte Ltd	Singapore
Triton International Japan	Japan
Triton Container South Africa (PTY) Ltd.	South Africa
Triton Container International B.V.	Netherlands
Triton Italy SRL	Italy
Amphitrite II, Ltd.	Bermuda
Amphitrite III, Ltd.	Bermuda
TFX Holdings LLC	California
MELeasing LLC	California
Proteus, NV (Curacao)	Curacao
Triton Container Investments LLC	Nevada
Triton Container Finance IV LLC	Delaware
Triton Container Capital Investments LLC	California
Triton Container Finance II LLC	Delaware
Triton Container Finance III LLC	Delaware

Name	Jurisdiction
Marine Container Services (India) Private Limited	India
Rosemont Leasing Inc.	Delaware
First Health Group Corp.	Delaware
AGL Equipment Leasing Inc.	Delaware